Exhibit 10.7

EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (the “Agreement”) is entered into as of February 5, 2018, between TJC Real Estate Transactions Group, LLC, a California limited liability company (the “Company”),a wholly owned subsidiary of Buyer, as defined below, and Thomas Beadel (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, Thomas James Homes, LLC, a Delaware limited liability company (the “Buyer” or “TJH”) and Thomas James Capital Homes, LLC, a California limited liability company (the “Seller”) have entered into an Asset Purchase Agreement, dated February 5, 2018 (the “Transaction Agreement”), pursuant to which the Buyer shall purchase the Purchased Assets related to the Business (each as defined in the Transaction Agreement) from the Seller, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth in the Transaction Agreement.

WHEREAS, the members of TJH have entered into an Amended and Restated Limited Liability Company Agreement dated February 5, 2018 (the “LLC Agreement”);

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, in each case, on the terms and conditions set forth herein.

WHEREAS, this Agreement is only intended to supersede those prior agreements, arrangements, and understandings between the Company and its Affiliates and the Executive relating to the provision of services by the Executive to the Company, including the Executive Agreement dated April 27, 2016, between the Executive and the Company (the “Prior Agreement”) and the Non-Binding Summary of Terms for Investment in Thomas James Homes, LLC, dated November 17, 2017 (the “Summary of Terms”).

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.             Effectiveness. This Agreement shall constitute a binding agreement between the Parties only upon the Closing Date (as defined in the Transaction Agreement) (such date the “Effective Date”). Unless and until the Effective Date occurs, this Agreement shall be of no effect and shall not confer any rights upon the Executive or obligations on the part of the Company. For the avoidance of doubt, the Prior Agreement shall remain binding according to its terms until the Effective Date, and this Agreement shall not affect the duty of the Company to pay the Executive any amounts or other benefits accrued and owed to the Executive as of the Effective Date.

2.             Employment.

(a)          Subject to the terms set forth herein, the Company agrees to employ the Executive, and the Executive hereby accepts such employment. During the term of his employment with the Company, the Executive will devote substantially all of his professional working time and use his best efforts to advance the business and welfare of the Company and its Affiliates. Executive will not engage in any other employment or business activities or any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company, or that would materially interfere with his duties hereunder including, but not limited to, active or passive participation in transactions relating to residential homebuilding, multifamily development, construction, real estate project management, and real estate sales during the Employment Period (as defined below) other than on behalf of the Company and its Affiliates; provided, that the Executive may engage in such activities as set forth on Appendix A to this Agreement and provided, further, that Executive may engage in such other business activities only upon receipt of prior written consent from the Board. The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees, managing personal investments (including real estate investments), or conducting the business of the Seller solely for the purpose of winding down the Seller, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities hereunder.

(b)          The Executive shall have a duty to disclose to the Board of Directors of the Company (the “Board”) (i) his entry into any business transaction with any party with which the Company has done business or, to the knowledge of the Executive, intends to do business with the Company (the “Company Relationships”) and (ii) whether he has received any consideration, property, benefits, promotional items, gifts or anything of material value equal to or exceeding $2,000, directly or indirectly, in connection with any Company Relationship (the “Promotional Benefit”); provided, that the Executive shall not be obligated to disclose mileage and points generated from the Company’s use of the Executive’s company credit card for Company purchases (such use of the credit card, the “Credit Card Arrangement”) prior to the six (6) month anniversary of the Effective Date. The foregoing, however, shall not preclude Executive from engaging in transactions in the ordinary course of business with financial institutions, including transactions to obtain home mortgages or to establish and maintain personal savings accounts. The Executive shall disclose any Promotional Benefit to the Board in writing (email suffices) within thirty (30) days of the earlier of the offer or receipt of such Promotional Benefit.

(c)          The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

3.             Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date; provided that such period will automatically be extended for successive one year periods unless, not later than ninety (90) days prior to any such automatic extension, the Company or the Executive gives notice to the contrary in accordance with Section 12 (such initial period, together with any such extension periods, the “Employment Period”); provided further that the Employment Period is subject to early termination as provided in Section 6 hereof.

4.             Position. During the Employment Period, the Executive shall serve as Chief Executive Officer, and shall report directly to the Board. During the Employment Period, the Executive shall also serve in such other executive capacities as may be reasonably requested from time to time by the Board consistent with the Executive’s position and shall perform such other duties and render such other services as are customarily associated with such position.

5.             Compensation.

(a)          Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of five hundred thousand dollars ($500,000.00) per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to periodic review by the Board or the compensation committee thereof (the “Base Salary”).

(b)          Bonus. With respect to each fiscal year during the Employment Period, in addition to the Base Salary, the Executive may be eligible to earn an annual cash performance bonus of up to one hundred percent (100%) of Base Salary, which shall be initially five hundred thousand dollars ($500,000.00), as determined by the Board in its sole discretion (the “Annual Bonus”). In addition, in order to receive any bonus payment, the Executive must be continuously employed through, and still employed by the Company or any of its subsidiaries on the last day of the calendar year for which such annual bonus is earned. Any such bonus shall be payable no later than the last day of February following the end of such applicable calendar year period in which such bonus is earned.

(c)          Class B Interests. As soon as practicable after the Closing Date, and subject to approval by the Board, the Executive shall be eligible to receive a grant of Class B Interests of TJH (the “Class B Interest Grant”), which shall vest, subject to the Executive’s continued employment, as follows: twenty percent (20%) of the Class B Interest Grant shall vest on the first anniversary of the date of grant; twenty percent (20%) of the Class B Interest Grant shall vest on the second anniversary of the date of grant; twenty percent (20%) of the Class B Interest Grant shall vest on the third anniversary of the date of grant; twenty percent (20%) of the Class B Interest Grant shall vest on the fourth anniversary of the date of grant; and the remaining twenty percent (20%) of the Class B Interest Grant shall vest upon TJH completing a Qualifying IPO (as defined in the LLC Agreement) or a sale of all or substantially all of the assets of TJH, and if such Qualifying IPO or sale results in each Class A Member recouping one hundred percent (100%) of its Capital Contributions in respect of the Class A Interests (as such terms are defined in the LLC Agreement). The terms and conditions of the Class B Interest Grant shall be documented in the corresponding award agreement between TJH and the Executive, which award agreement shall include the material terms set forth hereto as Exhibit 1, and subject to the LLC Agreement.

(d)          Participation in Benefit Plans. During the Employment Period, the Executive shall be entitled to receive all perquisites and participate in all benefit plans and programs maintained by the Company that are available generally to its senior executives; provided, however, that Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such perquisites, plans, and programs. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate. Notwithstanding the foregoing, the Company does not currently intend to materially amend or terminate the types of benefit plans and programs in which the Executive participate as of the Effective Date.

(e)          Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures. The Company shall also provide the services of its employees and contractors to the Executive as reasonably required by the Executive to wind down and dissolve the entities that operated the Seller as of the Effective Date; provided, however, that the Executive shall remain obligated to pay any costs relating to such entities, and the Company shall not assume any of the liabilities of such entities, unless otherwise agreed in writing by the Board.

(f)          Credit Card Arrangement. The Company shall terminate the Credit Card Arrangement no later than the six (6) month anniversary following the Effective Date. During this period of time, the Company shall assign any and all rights in any rewards programs related to the Company’s credit cards to the Executive. The Company shall not require that the Executive personally guarantee any credit card, and the Company shall pay any and all Company credit card invoices as they become due in accordance with Section 5(e). The Executive shall, upon request from the Board, personally guarantee any credit card(s) for which he receives the benefits under this Section 5(f).

(g)          Paid Time Off/Vacation Time. Starting from the Effective Date, Executive shall be eligible to take thirty (30) days per year of paid vacation during each year of the Employment Period; provided, however, that once Executive has accrued thirty (30) days of accrued vacation, vacation accruals shall cease until such time as the accrual is reduced below thirty (30) days. At no time will Executive have more than thirty (30) days of accrued and unused vacation time. In addition, Executive may be restricted by the Company from taking extended vacation time in excess of fourteen (14) consecutive days. The policies related to paid time off stated in the Company’s employee handbook shall apply to the Executive’s paid time off, except as otherwise stated herein.

(h)          Review of Compensation. No later than the first anniversary of the Effective Date, the Company shall review the compensation rates for the chief executive officers of companies analogous to the Company based on compensation studies and reports provided by Compensia or a comparable compensation analysis company.

6.             Termination of Employment. The Employment Period and the Executive’s employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive’s employment as set forth in this Section 6. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern the Executive’s rights to compensation and benefits upon termination of employment with the Company and its Affiliates.

(a)          Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 6 (other than as a result of the Executive’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (A) indicating the specific termination provision in this Agreement relied upon, (B) except with respect to a termination by the Company without Cause or by Executive without Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive, shall be at least one hundred eighty (180) days following the date of such notice; provided, however, that during the period beginning on the date of the Notice of Termination and ending on the Date of Termination, the Company may, in its sole discretion, place the Executive on paid leave of absence during which he shall continue to be deemed to be an employee of the Company for all purposes under this Agreement.

(b)           Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the thirtieth (30th) day after the date on which the Company notifies the Executive of such termination, unless otherwise agreed by the Company and the Executive, (iii) if the Executive’s employment is terminated by the Executive for any reason, the one hundred eightieth (180th) day after the date on which the Executive notifies the Company of such termination, unless otherwise agreed to by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death or Disability of the Executive, as the case may be.

(c)           Accrued Rights. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Executive under Sections 5(e); and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, the Executive’s rights under the Class B Interest Grant, the grant of Class C Interests (as set forth in the LLC Agreement), and the Executive’s rights under any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).

(d)           Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment shall be terminated during the Employment Period by the Company without Cause or by the Executive for Good Reason (and not by reason of the expiration of the Employment Period, the Executive’s death, Disability, or resignation or a termination by the Company for Cause), then, in addition to the Accrued Rights, the Company shall (subject to the Executive’s execution, within twenty-one (21) days following the Date of Termination, and non-revocation of a waiver and general release of claims agreement materially consistent with the form attached hereto as Exhibit 2 (the “Release”)) provide to the Executive the following:

(i)         a payment equal to six (6) months of the Base Salary (the “Severance Payments”), payable in accordance with the Company’s regular payroll practice during the six (6) months following the Date of Termination (the “Severance Period”); provided, that the Severance Payments shall commence to be paid on the thirtieth (30th) day following the Date of Termination subject to the Executive’s execution and non-revocation of the Release;

(ii)        a payment of any accrued and unpaid Annual Bonus for the year preceding the year in which the Date of Termination occurs; and

(iii)       a payment equal to a pro-rata portion (based on the number of days elapsed prior to the Date of Termination) of the Annual Bonus for the year in which the Date of Termination occurs, as determined by the Board in its sole discretion; provided, that such payment shall be made no later than the date on which annual bonuses are paid to all other executives of the Company.

Following the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason (and not by reason of the expiration of the Employment Period, the Executive’s death, Disability, or resignation or a termination by the Company for Cause), except as set forth in this Section 6(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by the Company for Cause; Resignation. If the Executive’s employment shall be terminated during the Employment Period by the Company for Cause or upon the Executive’s resignation for any reason (other than Good Reason), the Executive shall only be entitled to receive the Accrued Rights. Following the Executive’s termination of employment by the Company for Cause or upon the Executive’s resignation for any reason (other than Good Reason), except for the Accrued Rights, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, a termination of employment by the Company upon or following the end of the Employment Period shall not be deemed a termination of employment without Cause under this Agreement.

(f)            Disability or Death. The Employment Period and the Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company if the Executive becomes (in the good faith judgment of the Board) physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period to perform the Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Upon termination of the Executive’s employment hereunder by reason of his Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights and payment of any accrued and unpaid Annual Bonus for the year preceding the year in which the Date of Termination occurs. Following the termination of the Executive’s employment by reason of the Executive’s Disability or death, except as set forth in this Section 6(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)           Expiration of the Employment Period. If either Party elects not to extend the then-applicable Employment Period and the Executive’s employment terminates for any reason upon or following the end of the then-applicable Employment Period, the Executive shall not be entitled to any additional compensation other than the (i) Accrued Rights and (ii) the payment of any accrued and unpaid Annual Bonus for the year preceding the year in which the Date of Termination occurs. For the avoidance of doubt, a termination of employment by the Company upon or following the end of the Employment Period shall not be deemed a termination of employment without Cause under this Agreement. Following the termination of the Executive’s employment due to the expiration of the Employment Period, except as set forth in this Section 6(g), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)         Return of Property. Upon termination of the Executive’s employment with the Company and its Affiliates, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates, or otherwise pertains to the Company or any of its Affiliate (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any of its Affiliates. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that have been or are inadvertently directed to the Executive following the Executive’s last day of the Executive’s employment. The provisions of this Section 6(h) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its Affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his service with the Company, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 6(h). Upon termination of this Agreement for any reason and as soon as reasonably possible, the Company shall remove the Executive as guarantor of any Company debt and as signatory on all Company bank accounts, and the Executive shall take such steps as are reasonably necessary to accomplish these acts.

(i)          Resignation of Offices. Promptly following any termination of the Executive’s employment with the Company (other than by reason of the Executive’s death), the Executive shall promptly deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee, officer or director of the Company or any of its Affiliates. The Company shall be entitled to withhold payment of any amounts otherwise due pursuant to this Section 6 until the Executive has complied with the provisions of this Section 6(i).

(j)           Ongoing Assistance. Following the termination of the Executive’s employment with the Company and its Affiliates, the Executive (i) shall execute any and all documents and take any and all actions which the Company may reasonably request to effect the transition of the projects being worked on by the Executive at the time of termination and (ii) agrees to make himself available with respect to, and to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with the Company and its Affiliates (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any of its Affiliates, including providing testimony and preparing to provide testimony if so requested by the Company or any of its Affiliates; provided that such cooperation shall not exceed more than 6 hours per week and 100 hours in the aggregate during any calendar year; provided, further, that the Executive’s obligations under this Section 6(j) shall not conflict with his obligations to his then-current employer or under his then-current employment agreement. Any attorneys’ fees and other legal costs related to this Section 6(j) shall be paid by the Company, and the Company shall repay any such costs incurred by the Executive.

7.             Restrictive Covenants.

(a)          Agreement To Maintain Confidential Information. The Executive shall not, during the term of his employment with the Company and/or its Affiliates or at any time thereafter, divulge, use, furnish, disclose or make available to any Person, whether or not a competitor of the Company, any confidential or proprietary information concerning the assets, business, or affairs of the Company, any of its Affiliates, or its suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing his duties hereunder. For the avoidance of doubt, Confidential Information includes information about the Company’s and its Affiliates’ software, software source codes (including software and source codes for products in development), trade secrets, marketing information, sales information, training materials, data processing, internet or intranet services, strategic plans, compensation, and finances. Confidential Information also includes information about the Company’s and its Affiliates’ clients and potential clients, including their identities and their business practices. Notwithstanding the foregoing, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the attorney of the Executive and use the trade secret information in the court proceeding, only if the Executive (i) files any document containing the trade secret under seal and (ii) does not directly or indirectly disclose the trade secret, except pursuant to court order.

(b)          Presumption. It would be difficult to identify and prove the use of the Company’s trade secrets in competition with the Company. Should any dispute arise between the Executive and the Company regarding such competition that results in an arbitration or proceeding in a court of law, there shall be, for the purpose of any arbitration or trial, an irrebuttable presumption that any competition by the Executive providing the same functionality was developed using the Company’s trade secrets contrary to the provisions of this Agreement. Should the irrebuttable presumption provided for in the preceding sentence be held to be contrary to law, then the presumption shall be at the highest level allowed by law, and the burden of proof shall rest with the Executive.

(c)          Intellectual Property Ownership. The Executive hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Executive, solely or jointly with others, during the course of performing work for or on behalf of the Company or any of its Affiliates, whether as an employee or independent contractor, at any time during the Employment Period and at any time after the Employment Period that the Executive provides services to Company or any of its Affiliates under this Agreement, (ii) that the Executive conceives, develops, discovers or makes in whole or in part during the Executive’s employment or engagement by the Company or any of its Affiliates which relate to the business of the Company or any of its Affiliates or the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, (iii) that the Executive conceives, develops, discovers or makes in whole or in part during or after the Executive’s employment or engagement by the Company or any of its Affiliates which are made through the use of any of the equipment, facilities, supplies, trade secrets or time of the Company or any of its Affiliates, or which result from any work the Executive performs for the Company or any of its Affiliates or (iv) developed or created by the Executive, solely or jointly with others, at any time before the Employment Period, that relate to or involve the Company’s businesses (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Executive for any reason retains any right, title or interest in or relating to any Work Product, the Executive agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Employment Period, the Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement. The Executive will promptly disclose to the Company any such Work Product in writing.

(d)          Agreement Not to Compete. Until two (2) years after the Date of Termination (the “Restricted Period”), the Executive shall not, directly or indirectly through any Person or contractual arrangement (except as expressly otherwise agreed by and between the Parties), engage in any business anywhere in the U.S. that acquires, entitles, develops, improves, markets or sells residential homes (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or direct any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any Person engaged in a Competing Business.

(e)          Agreement Not to Solicit Company Group Employees. During the Restricted Period, the Executive shall not, directly or indirectly through any Person or contractual arrangement (except as expressly otherwise agreed by and between the Parties), solicit or recruit any person who at any time on or after the date of this Agreement is a Group Company Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (ii) the Executive from soliciting or recruiting any Company Group Employee who has ceased to be employed or retained by the Company, TJH or any of their respective Affiliates for at least twelve (12) months. For purposes of this Section 7(e), “Company Group Employees” means, collectively, officers, directors and employees of the Company, its subsidiaries, TJH and their respective Affiliates who work or are engaged in connection with the Business.

(f)          Agreement Not to Solicit Customers. During the Restricted Period, the Executive shall not, directly or indirectly through any Person or contractual arrangement (except as expressly otherwise agreed by and between the Parties), approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person. For purposes of this Section 7(f), the term “Customer” means any Person to which the Company, its subsidiaries, TJH or any of their respective Affiliates provided products or services during the 36-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of business by the Executive to the Company or TJH.

(g)          Non-Disparagement. During the Restricted Period, the Executive shall not, directly or indirectly through any Person or contractual arrangement, disparage the Company or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Company or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees. The Board shall instruct its members and the Company’s officers to not disparage the Executive in any way that could adversely affect the goodwill, reputation or business relationships of the Executive with the public generally, or with any of his customers, suppliers or employees. However, such individuals may criticize the Executive to the Board and advisors who are under confidentiality obligations for the purpose of any internal employee matters.

(h)          Enforcement. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 7. The Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company or any of its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by such restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 7, the damage to the Company or any of its Affiliates would be irreparable. The Executive therefore agrees that the Company or any of its Affiliates, in addition to any other remedies available to them, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The Parties further agree that, in the event that any provision of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.             Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.             Governing Law and Jurisdiction. This Agreement shall be construed and enforced under and be governed in all respects by the laws of California, without regard to the conflict of laws principles thereof. The Company and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the city or county where the Company maintains its principle executive offices within the State of California for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

10.           Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

11.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.           Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Board or to such other address as any Party may specify by notice to the other actually received.

13.           Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect to such subject matter (including, for the avoidance of doubt, the Prior Agreement and the Summary of Terms).

14.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

15.           Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

16.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17.           Compliance with Section 409A.

(a)          This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to the Executive are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted in a manner consistent with that intention.

(b)          Any payment by the Company to the Executive under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A.

(c)          If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh (7th) month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(d)          Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

(e)          If the period during which any payment must be made under Section 6(d) of this Agreement begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year to the extent required to avoid any tax, interest or penalties under Section 409A.

18.           Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)          “Affiliates” means, (i) with respect to Company, all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest, and (ii) with respect to Executive, all entities directly or indirectly controlled by or under common control with Executive, where control may be by management authority, contract or equity interest.

(b)          “Cause” means: (i) the Executive’s material breach of this Agreement (other than a breach described in clause (ix) of this Section 18(b)), which remains uncured after the lapse of thirty (30) days following the date that the Company has given the Executive written notice thereof; (ii) the Executive’s willful neglect, refusal, or failure to perform diligently any lawful direction of the Board or to comply in all material respects with any written policy of the Company or any of its Affiliates, which remains uncured after the lapse of thirty (30) days following the date that the Company has given the Executive written notice thereof; (iii) the Executive’s conviction of, or the entering of a guilty plea or plea of nolo contendere with respect to, any felony or any other crime involving dishonesty, fraud, embezzlement or moral turpitude; (iv) the Executive’s illegal or improper use of controlled substances or habitual excessive use of alcohol; (v) the Executive’s commission of a material act of theft, dishonesty, fraud, or embezzlement of any goods or property of the Company or any of its Affiliates, provided, however, that benefits in kind listed in this Agreement and otherwise approved by the Board and Promotional Benefit shall not violate this subsection; (vi) the Executive’s engaging in (as reasonably determined by the Board acting in good faith) or having been found liable for or guilty of any discrimination or sexual harassment (under applicable federal, state, and/or local law) with respect to employees, customers or vendors of the Company or any of its Affiliates; (vii) the Executive’s appropriation (or attempted appropriation) of a business opportunity of the Company or any of its Affiliates, including attempting to secure or securing any personal profit or other personal benefit in connection with any transaction entered into on behalf of the Company or any of its Affiliates (other than payments in the nature of compensation due from the Company or any of its Affiliates, if applicable), provided, however, that this subsection shall not apply to any transaction previously approved by the Board; (viii) any intentional misconduct by the Executive that causes the Company or any of its Affiliates substantial public disgrace, disrepute, or economic harm or (ix) any breach of Section 7 of this Agreement by the Executive, which remains uncured after the lapse of fifteen (15) days following the date that the Company has given the Executive written notice thereof; provided, however, that “Cause” shall not mean (1) the mere existence or occurrence of the Executive’s bad judgment; (2) the Executive’s mere failure to meet performance goals, objectives, or measures; or (3) the failure of Executive to follow any direction of the Board that Executive, reasonably and in good faith, believes to be a breach of his duty of loyalty, breach of his duty of competence, or breach of any other applicable fiduciary duty owed to the Company or its Affiliates by the Executive.

(c)          “Good Reason” means (i) a material diminution in the Executive’s position, authority or duties; (ii) a material reduction in the Executive’s Base Salary; (iii) the relocation of the Executive’s job location outside Los Angeles County without the Executive’s consent; or (iv) the Company’s material breach of the terms of this Agreement; provided that the Executive notifies the Company of the condition constituting Good Reason within ninety (90) days of the existence of the condition, the Company fails to correct within sixty (60) days of such notice, and the Executive terminates employment within ninety (90) days following the end of such cure period.

(d)          “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

19.           WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.

EXECUTIVE:

/s/ Thomas Beadel
Thomas Beadel

COMPANY:

TJC Real Estate Transactions Group, LLC,
a California limited liability company

By:	/s/ James Simpson
Name: James Simpson
Title: Chief Financial Officer

SIGNATURE PAGE TO EXECUTIVE AGREEMENT

APPENDIX A

1)	3500-3506 Chesapeake Ave., Los Angeles, CA 90016
2)	3524-3530 Chesapeake Ave., Los Angeles, CA 90016

EXHIBIT 1

CLASS B INTEREST TERM SHEET

Subject to approval by the Board, the terms set forth in this Exhibit 1 shall be included in the award agreement entered into by and between TJH and the Executive memorializing the grant of Class B Interests to the Executive.

1.	Vesting Schedule of Class B Interest: Subject to the Executive’s continued employment, the Class B Interest shall vest as follows:
●	Twenty percent (20%) shall vest on the first anniversary of the date of grant;
●	Twenty percent (20%) shall vest on the second anniversary of the date of grant;
●	Twenty percent (20%) shall vest on the third anniversary of the date of grant;
●	Twenty percent (20%) shall vest on the fourth anniversary of the date of grant; and
●	The remaining twenty percent (20%) shall vest upon TJH completing a Qualifying IPO (as defined in the LLC Agreement) or a sale of all or substantially all of the assets of TJH, and if such Qualifying IPO or a sale results in each Class A Member recouping one hundred percent (100%) of its Capital Contributions in respect of the Class A Interests (as such terms are defined in the LLC Agreement).

2.	Accelerated Vesting of Class B Interest:

●	The unvested Class B Interest shall fully accelerate upon TJH completing a Qualifying IPO (as defined in the LLC Agreement) or a sale of all or substantially all of the assets of TJH, and if such Qualifying IPO or sale results in each Class A Member recouping one hundred percent (100%) of its Capital Contributions in respect of the Class A Interests (as such terms are defined in the LLC Agreement) (such an IPO or sale, a “Sale Event”).

●	The unvested Class B Interest shall fully accelerate upon a Sale Event that occurs within the six (6) months following the Executive’s termination of employment by the Company without Cause or by Executive with Good Reason.

3.	Treatment of Class B Interest Upon Terminations

●	The Executive shall forfeit the entire Class B Interests upon the Executive’s termination of employment by the Company for Cause or by the Executive without Good Reason.

●	The Class B Interests shall be treated as follows upon all other terminations of employment:

●	Except for the limited purpose of accelerated vesting in the event of a Sale Event that occurs within six (6) months following the Executive’s termination of employment, the Class B Interests shall be treated as follows upon a termination of employment by the Company without Cause or by the Executive for Good Reason:

●	If such a termination occurs on or prior to the twelfth (12th) month following the Effective Date, thirty percent (30%) of the Class B Interest Grant shall vest and the remaining seventy percent (70%) of the Class B Interest Grant shall be forfeited;

●	If such a termination occurs after the twelfth (12th) month following the Effective Date and on or prior to the twenty-fourth (24th) month following the Effective Date, forty percent (40%) of the Class B Interest Grant shall be vested and the remaining sixty percent (60%) of the Class B Interest Grant shall be forfeited;

●	If such a termination occurs after the twenty-fourth (24th) month following the Effective Date and on or prior to the thirty sixth (36th) month following the Effective Date, sixty percent (60%) of the Class B Interest Grant shall be vested and the remaining forty percent (40%) of the Class B Interest Grant shall be forfeited;

●	If such a termination occurs after the thirty sixth (36th) month following the Effective Date, eighty percent (80%) of the Class B Interest Grant shall be vested and the remaining twenty percent (20%) of the Class B Interest Grant shall be forfeited.

●	The Executive (or, if applicable, his estate) shall retain the vested Class B Interests upon the Executive’s termination of employment due to Executive’s death or due to Executive’s Disability or due to the non-renewal of the Employment Agreement. The Executive shall forfeit the unvested Class B Interests upon such a termination.

EXHIBIT 2

RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”), dated as of [_____] is entered into by and between TJC Real Estate Transactions Group, LLC, a California limited liability company (the “Company”), and Thomas Beadel (the “Employee”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Company and the Employee entered into that certain Executive on February 5, 2018 (the “Employment Agreement”);

WHEREAS, Employee acknowledges receipt of $[____] which constitutes payment for all time worked and accrued paid time off, as well as for all expenses incurred on behalf of the Company, through the Date of Termination; and

WHEREAS, Employee and the Company wish to enter into this Release Agreement to facilitate a smooth transition for Employee and the Company and an amicable employment separation.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, Employee and the Company hereby agree as follows:

1.             Release.

(a)          Subject to the terms of this Release Agreement, and in exchange for the consideration set forth in Section 2 of this Release Agreement, Employee, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of its and one or more of their current or former principals, officers, directors, shareholders, owners, members, partners, managers, agents, consultants, advisors, representatives and employees, and each of their respective affiliates, and each of any above listed person’s heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, losses, demands, actions, causes of action, accounts, covenants, contracts, agreements, undertakings, duties, responsibilities, damages, acts, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (individually a “Claim” and collectively, “Claims”), which Employee ever had, now has, or may hereafter claim to have against any Releasee by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Release Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, salary, bonuses, benefits, payments, or other forms of compensation, including but not limited to any stock or other security or derivative security issuable by the Company, any option to acquire shares of stock of the Company or any other form of equity-based compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee (including, but not limited to, the Employment Agreement), and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of his employment, with the Company.

(b)          For the purpose of implementing a full and complete release, Employee understands and agrees that this Release Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against any of the Releasees and this Release Agreement extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)          Employee acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with the Company (including all obligations owed under the Employment Agreement), and no further sums are owed to him by the Company or by any of the other Releasees at any time other than as expressly set forth in Section 2 of this Release Agreement. Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any Claim before any federal, state, local or other administrative agency or court or governmental body or representative against any Releasee, concerning any act or omission occurring prior to the signing of the Release Agreement. Nothing in the Release Agreement, however, shall be construed as prohibiting Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding conducted by the EEOC, although Employee hereby agrees that he is waiving any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any such investigation or proceeding conducted by the EEOC. Employee also hereby agrees that nothing contained in this Release Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

(d)          Notwithstanding the foregoing, nothing in this Section 1 shall be deemed to release (i) Employee’s right to enforce the terms of this Release Agreement, (ii) Employee’s rights, if any, to any vested benefits as of Employee’s last day of employment with the Company under the terms of a pension plan or welfare plan, as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plan is subject to ERISA, sponsored by the Company and in which Employee is a participant or (iii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

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2.             Consideration. Subject to Employee’s execution of this Release Agreement, the Company shall provide Employee the payment and benefits set forth in Section 6(d) of the Employment Agreement.

3.             Consultation with Attorney; Voluntary Agreement. The Company advises Employee to consult with an attorney of his choosing prior to signing this Release Agreement. Employee understands and agrees that he has the right and has been given the opportunity to review this Release Agreement and, specifically, the General Release in Section 1 above, with an attorney. Employee also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Employee acknowledges and agrees that the payments set forth in Section 2 are sufficient consideration to require him to comply with his obligations under this Release Agreement, including but not limited to the General Release set forth in Section 1. Employee represents that he has read this Release Agreement, including the General Release set forth in Section 1 and understands its terms and that he enters into this Release Agreement freely, voluntarily, and without coercion.

4.             Notices. All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses:

(a)          if to Employee, to Employee’s last known address on the books of the Company.

(b)          if to the Company, to:

[_________]

or to such other person or address as a party may designate in writing.

5.             Restrictive Covenants. Employee acknowledges and agrees that the provisions of Section 7 of the Employment Agreement are reasonable and appropriate in all respects, and in the event of any violation by Employee of any such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief. Employee agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by Employee of this Release Agreement. All rights and remedies of the Company under this Release Agreement are cumulative and in addition to all other rights and remedies which may be available to the Company from time to time, under any other agreement, at law, or in equity. The Company and Employee agree that if the scope and enforceability of any covenant contained within Section 7 of the Employment Agreement, is in any way disputed, a court of competent jurisdiction (as described further in Section 10 below) may modify and enforce the covenant to the extent that the court determines that the covenant is reasonable under the circumstances existing at that time.

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6.             Severability. In the event that a court of competent jurisdiction determines that any portion of this Release Agreement is in violation of any statute or public policy, then only the portions of this Release Agreement which violate such statute or public policy shall be stricken, and all portions of this Release Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Release Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Release Agreement.

7.             Assignment. This Release Agreement is personal to Employee and shall not be assignable by Employee, and it shall bind Employee and his heirs, executors, successors, assigns and legal representatives. This Release Agreement shall not be assignable by the Company other than in connection with the sale of all or substantially all of the assets of Company or any merger or consolidation or other sale of the Company that would constitute an assignment of this Release Agreement.

8.             Entire Release Agreement; Amendments; Waivers. This Release Agreement contains the entire understanding of the parties with respect to, and supersedes all prior agreements and understandings relating to, the subject matter hereof. This Release Agreement supersedes the terms of the Employment Agreement, except for Employee’s obligations under Section 7 (Restrictive Covenants) thereof, which shall remain in effect in accordance with their terms. This Release Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. Notwithstanding anything herein to the contrary, any action to be taken pursuant to this Release Agreement by the Company must be first approved by its Board.

9.             Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of California, without regard to the conflict of laws principles thereof.

10.           Jurisdiction. The Company and the Employee hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the city or county where the Company maintains its principle executive offices within the State of California for resolution of any and all claims, causes of action or disputes arising out of or related to this Release Agreement.

11.           Attorneys’ Fees. Employee and the Company agree that in any dispute resolution proceedings arising out of this Release Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

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12.           Counterparts. This Release Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

13.           Section Headings. The headings of each Section, subsection or other subdivision of this Release Agreement are for reference only and shall not limit or control the meaning thereof.

[signature page follows]

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IN WITNESS WHEREOF, the Company and Employee have executed this Release Agreement on the date set forth above.

TJC Real Estate Transactions Group, LLC

By:
Name:
Title:

THOMAS BEADEL